EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS STRONG GROWTH IN
SALES AND EARNINGS IN ITS SECOND QUARTER

New York, N.Y., August 27, 2014 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“second quarter”) ended July 31, 2014. Net earnings rose 16% due to a 7% increase in worldwide net sales and a higher gross margin. Management increased its earnings forecast for the current fiscal year by five cents per share.

Michael J. Kowalski, chairman and chief executive officer, said, “These healthy second quarter results reflected solid sales growth in our stores, particularly in the Americas and Asia-Pacific regions. In addition, an improved gross margin was an important contributor to the earnings growth. We were also pleased with solid performance across most product categories, ranging from the success of perennial classics in fine, statement and engagement jewelry to our newest ATLAS collection, and we are excited about the current debut of our new TIFFANY T jewelry collection.”

In the second quarter:

•
Worldwide net sales increased 7% to $993 million. On a constant-exchange-rate basis excluding the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales increased 7% and comparable store sales increased 3% largely due to growth in the Americas and Asia-Pacific regions.

•
Net earnings rose 16% to $124 million, or $0.96 per diluted share, compared with $107 million, or $0.83 per diluted share, in last year’s second quarter, benefiting from the sales growth and a higher gross margin.

In the six months (“first half”) ended July 31, 2014:

•
Worldwide net sales rose 10% to $2.0 billion. On a constant-exchange-rate basis, (see “Non-GAAP Measures”), worldwide net sales rose 11% due to sales growth in all regions and comparable store sales rose 7%.

•
Net earnings increased 31% to $250 million, or $1.92 per diluted share, from $190 million, or $1.48 per diluted share, in the first half of last year. Excluding pre-tax expense of $9 million, or $0.05 per diluted share, that was recorded in last year’s first quarter for staff and occupancy reductions (see “Non-GAAP Measures”), net earnings rose 27%.

Net sales highlights by region were as follows:

•
In the Americas, total sales rose 9% in the second quarter to $484 million and increased 8% in the first half to $922 million. On a constant-exchange-rate basis, total sales rose 10% in the quarter and 9% in the half reflecting geographically-broad-based growth across most of the region, while comparable store sales were up 8% in both periods.

•
In Asia-Pacific, total sales increased 14% in the second quarter to $237 million and rose 15% in the first half to $498 million. On a constant-exchange-rate basis, total sales rose 13% in the second quarter and 16% in the first half with comparable store sales up 7% and 9%, respectively, due to strong growth in Greater China and Australia.

•
In Japan, total sales declined 13% in the second quarter to $119 million (a 10% decline on a constant-exchange-rate basis). As expected, the second quarter’s sales decline reflected a softening of customer demand after exceptionally strong 20% total sales growth in the first quarter (a 29% increase on a constant-exchange-rate basis) when customers had accelerated their purchases in anticipation of an increase in Japan’s consumption tax on April 1st. Management noted that, after a substantial sales decline in April, the Company experienced sequentially smaller rates of monthly sales declines during the second quarter. In the first half, total sales rose 4% to $293 million (a 10% increase on a constant-exchange-rate basis). Comparable store sales on a constant-exchange-rate basis declined 13% in the quarter and increased 9% in the half.

•
In Europe, total sales increased 8% in both the second quarter and first half to $120 million and $221 million, respectively. On a constant-exchange-rate basis, total sales increased 1% in the quarter and 2% in the half; comparable store sales declined 8% and 5%, respectively, reflecting weak performance in the U.K. and most of continental Europe.

•
Other sales rose 28% in the second quarter to $33 million and 34% in the first half to $71 million. The increases were primarily due to retail sales growth reflecting the opening of the first Company-operated TIFFANY & CO. store in Russia, as well as 2% and 10% comparable store sales growth in the United Arab Emirates.

•
During the second quarter, Tiffany opened one store in the Americas in Aventura, Florida; it has opened five stores in the first half. At July 31, 2014, the Company operated 293 stores (122 in the Americas, 72 in Asia-Pacific, 55 in Japan, 38 in Europe, five in the U.A.E. and one in Russia), versus the prior year’s 277 stores (116 in the Americas, 67 in Asia-Pacific, 54 in Japan, 35 in Europe and five in the U.A.E.).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 59.9% in the second quarter and 59.1% in the first half, from 57.5% and 56.8% in the respective prior-year periods. The increases largely reflected favorable product costs and price increases taken across all product categories and regions, and, to a lesser extent, sales leverage on fixed costs resulting from the increase in worldwide net sales.

•
SG&A (selling, general and administrative) expenses rose 9% in the second quarter primarily due to increases in labor and other store-related costs, as well as higher marketing spending, and SG&A expenses rose 7% in the first half. Excluding $9 million of staff and occupancy reduction expenses recorded in last year’s first quarter, SG&A expenses in the first half rose 8%.

•
The operating margin (earnings from operations as a percentage of net sales) rose to 21.0% in the second quarter due to the higher gross margin, and rose to 20.9% in the first half due to the higher gross margin and sales leverage on operating expenses.

•	The effective tax rate was 35.5% in the second quarter and 35.3% in the first half, versus 34.2% and 34.5% in the respective prior-year periods.

•
Cash and cash equivalents and short-term investments totaled $398 million at July 31, 2014, versus $490 million a year ago. Total short-term and long-term debt, and as a percentage of stockholders’ equity, were $1.03 billion and 35%, respectively, at July 31, 2014, versus $964 million and 35% a year ago.

•	Net inventories were $2.5 billion at July 31, 2014, or 9% higher than a year ago, in support of new product introductions and anticipated sales growth.

•	Capital expenditures were $91 million in the first half, compared with $87 million a year ago.

•
In March 2014, the Company's Board of Directors authorized a new program to repurchase up to $300 million of the Company's common stock over a three-year period which expires in March 2017. The Company spent approximately $9 million in the second quarter to repurchase 102,000 shares of its common stock at an average cost of $90.98 per share, and it spent approximately $16 million in the first half to repurchase 184,000 shares at an average cost of $89.18 per share. At July 31, 2014, $284 million remained authorized for future repurchases.

Outlook for 2014:
For the fiscal year ending January 31, 2015, management is now forecasting net earnings in a range of $4.20-$4.30 per diluted share, versus its most recently published forecast of $4.15-$4.25 per diluted share. This full year forecast is based on the following assumptions, which are approximate and may or may not prove valid:

1)	Worldwide net sales increasing by a high-single-digit percentage.

2)
Opening 10 Company-operated stores and closing three existing stores: opening four in the Americas, two in Asia-Pacific, two in Japan, and one each in Europe and Russia, while closing one each in the Americas, Asia-Pacific and the U.A.E.

3)	Operating margin increasing due to a higher gross margin and SG&A expense growth less than sales growth.

4)	Interest and other expenses, net of $65 million with the increase over 2013 reflecting the interest cost on higher average levels of net-debt.

5)	An effective income tax rate of 35%.

6)	A 6% increase in net inventories.

7)	Capital expenditures of $270 million, versus $221 million last year, with the increase largely reflecting incremental investments in certain information technology systems.

8)	Free cash flow (cash flow from operating activities less capital expenditures) of at least $400 million.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe, as well as in the United Arab Emirates and Russia. It also engages in direct selling through Internet, catalog and business gift operations. For more information, please visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

Next Scheduled Announcement:
The Company expects to report third quarter results on Tuesday November 25th. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings and closings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities, capital expenditures and free cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2014 vs. 2013			First Half 2014 vs. 2013
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	7%	—%	7%	10%	(1)%	11%
Americas	9%	(1)%	10%	8%	(1)%	9%
Asia-Pacific	14%	1%	13%	15%	(1)%	16%
Japan	(13)%	(3)%	(10)%	4%	(6)%	10%
Europe	8%	7%	1%	8%	6%	2%
Other	28%	—%	28%	34%	—%	34%
Comparable Store Sales:
Worldwide	3%	—%	3%	6%	(1)%	7%
Americas	8%	—%	8%	7%	(1)%	8%
Asia-Pacific	7%	—%	7%	8%	(1)%	9%
Japan	(15)%	(2)%	(13)%	3%	(6)%	9%
Europe	(2)%	6%	(8)%	1%	6%	(5)%
Other	2%	—%	2%	10%	—%	10%

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to certain items in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at July 31, 2014. The following table reconciles certain GAAP amounts to non-GAAP amounts:

	Six Months Ended July 31, 2013
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$190,358	$1.48
Cost reduction initiatives [a]	5,785	0.05
Net earnings, as adjusted	$196,143	$1.53

a On a pre-tax basis, includes charges of $9,379,000 within SG&A for the first half of 2013 associated with severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2014	2013	2014	2013
Net sales	$992,930	$925,884	$2,005,062	$1,821,368

Cost of sales	397,767	393,755	820,373	786,015

Gross profit	595,163	532,129	1,184,689	1,035,353

Selling, general and administrative expenses	386,642	355,243	766,375	717,309

Earnings from operations	208,521	176,886	418,314	318,044

Interest and other expenses, net	16,151	14,694	32,427	27,406

Earnings from operations before income taxes	192,370	162,192	385,887	290,638

Provision for income taxes	68,250	55,411	136,158	100,280

Net earnings	$124,120	$106,781	$249,729	$190,358

Net earnings per share:

Basic	$0.96	$0.84	$1.93	$1.49
Diluted	$0.96	$0.83	$1.92	$1.48

Weighted-average number of common shares:

Basic	129,252	127,826	129,093	127,572
Diluted	129,908	128,771	129,851	128,606

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	July 31, 2014	January 31, 2014	July 31, 2013
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$398,434	$367,035	$489,782
Accounts receivable, net	190,318	188,814	161,746
Inventories, net	2,531,451	2,326,580	2,328,510
Deferred income taxes	104,909	101,012	77,948
Prepaid expenses and other current assets	225,863	244,947	181,931

Total current assets	3,450,975	3,228,388	3,239,917

Property, plant and equipment, net	857,317	855,095	814,593
Other assets, net	627,533	668,868	677,208

	$4,935,825	$4,752,351	$4,731,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$275,433	$252,365	$207,412
Accounts payable and accrued liabilities	300,781	342,090	276,810
Income taxes payable	28,374	31,976	36,731
Merchandise and other customer credits	65,510	70,309	67,921

Total current liabilities	670,098	696,740	588,874

Long-term debt	750,070	751,154	756,807
Pension/postretirement benefit obligations	279,502	268,112	342,361
Other long-term liabilities	213,869	220,512	221,692
Deferred gains on sale-leasebacks	77,858	81,865	86,688
Stockholders’ equity	2,944,428	2,733,968	2,735,296

	$4,935,825	$4,752,351	$4,731,718